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Exhibit 10.33

SUMMARY OF COMPENSATION ARRANGEMENT
WITH STEPHEN J. HOFFMAN

        The following description of certain compensation arrangements between Allos Therapeutics, Inc. (the "Company") and Stephen J. Hoffman, the Company's Chairman of the Board of Directors, is provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of any compensatory plan or arrangement between a registrant and any of its directors when the compensation information is not set forth in any formal document.

        On February 17, 2006,in recognition of the duties and responsibilities undertaken by Dr. Hoffman in connection with the Board of Directors' identification, evaluation and recruitment of a suitable candidate to succeed Michael E. Hart as the Company's President and Chief Executive Officer, and the substantial time commitment and efforts required of Dr. Hoffman's role, the Company's Board of Directors granted Dr. Hoffman options to purchase 20,000 shares of common stock effective February 17, 2006 (the "Initial Grant") and agreed to grant Dr. Hoffman additional options to purchase 5,000 shares of common stock on the 1st day of each month, commencing March 1, 2006, until such time as Mr. Hart's successor has been duly appointed (each, a "Subsequent Grant"). The Initial Grant has an exercise price of $3.32 per share, which represents the closing sale price of a share of the Company's common stock on the date of grant (as reported by the Nasdaq National Market), and each Subsequent Grant will have an exercise price equal to the closing sale price of a share of the Company's common stock on the date of grant (as reported by the Nasdaq National Market). All such options will:

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  be nonqualified stock options granted under the Company's 2000 Stock Incentive Compensation Plan;

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  vest in full on the one-year anniversary of the date of grant;

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  have a ten-year term; and

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  be granted pursuant to the terms of the Company's standard form of stock option agreement for non-employee directors, as approved by the Board on February 17, 2006.

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SUMMARY OF COMPENSATION ARRANGEMENT WITH STEPHEN J. HOFFMAN